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                                                                      EXHIBIT 11

                                   EXHIBIT 11

                STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS

                                                 Three Months        Three Months        Nine Months         Nine Months
                                                    Ended               Ended              Ended                Ended
                                                December 31, 1997   December 31, 1996  December 31, 1997   December 31, 1996
                                                 ------------        ------------        ------------        ------------
Net loss                                         ($ 3,008,740)       ($ 4,236,691)       ($ 7,996,026)       ($13,970,066)
                                                 ============        ============        ============        ============
Calculation of shares outstanding:

     Weighted average common shares
       outstanding used in calculating net
       loss per share in accordance with
       generally accepted accounting
       principles                                  20,831,339          18,479,498          20,792,230          18,076,420
                                                 ------------        ------------        ------------        ------------
       Total                                       20,831,339          18,479,498          20,792,230          18,076,420
                                                 ============        ============        ============        ============
Basic and diluted loss per common share          ($      0.14)       ($      0.23)       ($      0.38)       ($      0.77)
                                                 ============        ============        ============        ============